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[Coopers & Lybrand Letterhead]

                                                                    May 22, 1997

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read the statements made by Value City Department Stores, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to
Item 4 of Form 8-K, as part of the Company's Form 8-K report filed on or about May 22, 1997. We agree with the statements concerning our Firm in such Form 8-K.

                                        Very truly yours,

                                        /s/ COOPERS & LYBRAND L.L.P.
                                        ----------------------------
                                            Coopers & Lybrand L.L.P.
                                            Columbus, Ohio
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ITEM 4.   CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT.

         On May 20, 1997, Value City Department Stores, Inc. ("the Registrant") dismissed Coopers & Lybrand L.L.P. ("Coopers & Lybrand") as its independent public accountants. On May 27, 1997, the Registrant engaged Deloitte & Touche LLP ("Deloitte & Touche") as its independent public accountants. The decision to change accountants was not made by the Board of Directors of the Registrant, but was reviewed by, and concurred in, the Registrant's Audit Committee. Schottenstein Stores Corporation ("SSC"), direct owner of approximately 65% of the Registrant's common shares, determined on May 20, 1997 to dismiss Coopers & Lybrand and engage Deloitte & Touche as its independent public accountants. As long as the results of the Registrant are consolidated with those of SSC for financial reporting purposes or the Registrant constitutes a significant subsidiary (as defined in Regulation S-X of the Securities and Exchange Commission) of SSC, the Registrant will engage the same firm of independent public accountants that is engaged by SSC for purposes of auditing the Registrant's financial statements and providing accounting services and advice.

         The report of Coopers & Lybrand on the Registrant's financial statements for fiscal 1995 and 1996 did not contain any adverse opinion, disclaimer of opinion or qualification or modification as to uncertainty, audit scope or accounting principles.

         During the fiscal years ended August 3, 1996 and July 29, 1995 and the subsequent interim period immediately preceding the date of this change in accountants, the Registrant had no disagreements with Coopers & Lybrand on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Coopers & Lybrand, would have caused Coopers & Lybrand to make a reference to the subject matter of the disagreement in connection with its reports on the financial statements of the Registrant.

         During the fiscal years ended August 3, 1996 and July 29, 1995 and the subsequent interim period immediately preceding the date of the change in accountants, none of the Registrant, nor anyone on behalf of the Registrant, consulted Deloitte & Touche regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Registrant's financial statements; or (ii) any matter that was either the subject of a disagreement with Coopers & Lybrand on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, or a reportable event described in paragraph (a)(1)(v) of Item 304 of Regulation S-K.